Exhibit 10.2
Manufacturing Supply Agreement
This Manufacturing Supply Agreement, dated as of August 9, 2021 (the “Agreement”), is entered into by and between Shenzhen Fastrain Technology Co., Ltd., a corporation formed under the laws of the P.R.C. having an address at Room 401, Plant No. 2, Baolong 4th Rd., Longgang District, Shenzhen, China (P.R.C.), 518116 (“Shenzhen Fastrain”), together with Hong Kong Fastrain Company Limited (香港富創優越有限公司), which is an affiliate of Shenzhen Fastrain Technology Co., Ltd. and a limited liability company incorporated in Hong Kong under registration number 72834489-000-03-21-6 (“HK Fastrain”, and together with Shenzhen Fastrain, collectively, “Fastrain”), and EMCORE Corporation, a New Jersey corporation having an address at 2015 Chestnut St., Alhambra, CA 91803 (“EMCORE”, or “Buyer”, and together with Fastrain, the "Parties", and each, a "Party").
WHEREAS, EMCORE, Shenzhen Hytera Communications Co., Ltd. , a corporation formed under the laws of the P.R.C. (“SHCCL”) and Hytera Communications (Hong Kong) Company Limited (海能達通信(香港)有限公司), a limited liability company incorporated in Hong Kong under registration number 39005087-000-03-19-2 (“Hytera HK”, and together with SHCCL “Hytera”) have previously entered into that certain (i) Contract Manufacturing Agreement, dated as of October 25, 2019 (the “Original Manufacturing Agreement”) and (ii) Asset Purchase Agreement, dated as of October 25, 2019 (the “Original Asset Purchase Agreement”);
WHEREAS, Fastrain is in the business of manufacturing and selling fiber optic products and components;
WHEREAS, EMCORE wishes to, subject to the terms and conditions set forth in this Agreement, engage Fastrain to manufacture certain laser module (“LM”) and DMTX products at Fastrain’s (or Fastrain’s subcontractor’s) facility located in Thailand, as well as box build components of such products, and certain receiver products, at Fastrain’s (or Fastrain’s subcontractor’s) facility located in Shenzhen, P.R.C.;
WHEREAS, Fastrain desires to, subject to the terms and conditions set forth in this Agreement, manufacture and sell the Products to EMCORE; and
WHEREAS, concurrently with the execution of this Agreement, (i) EMCORE, Shenzhen Fastrain and Fastrain HK are entering into that certain Asset Purchase Agreement, dated as of the date hereof (the “New Asset Purchase Agreement”) and (ii) EMCORE, EMCORE Optoelectronics (Beijing) Co, Ltd., a corporation formed under the laws of the P.R.C. and EMCORE’s wholly-owned subsidiary (“EA”), SHCCL, Hytera HK, Shenzhen Fastrain and Fastrain HK are entering into that certain Termination Agreement, dated as of the date hereof (the “Termination Agreement”, and together with this Agreement and the New Asset Purchase Agreement, the “Transaction Documents”), pursuant to which each of EMCORE, EA, SHCCL and Hytera HK agree to terminate each of the Original Manufacturing Agreement and the Original Asset Purchase Agreement, in each case expressly conditioned upon and effective concurrent with the effectiveness of this Agreement and the New Asset Purchase Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Definitions. Capitalized terms have the meanings set forth or referred to in this Section
"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or other, whether at law, in equity or otherwise.
"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.
"Agreement" has the meaning set forth in the preamble to this Agreement.
"Background Intellectual Property Rights" means EMCORE's Intellectual Property or Fastrain's Intellectual Property, as applicable, except for any Foreground Intellectual Property Rights.
"Bailed Property" has the meaning set forth in Section 14.1(a). For the avoidance of doubt, Bailed Property shall not include any equipment purchased by Fastrain, and sold by EMCORE, pursuant to the New Asset Purchase Agreement.
"Box Build Products" means the products identified in the “Box Build” section of Schedule 1.
"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in P.R.C., Singapore or the State of New Jersey are authorized or required by Law to be closed for business.
"Claim" means any Action brought against a Person entitled to indemnification under Section 10.
"Confidential Information" has the meaning set forth in Section 13.1.
"Confirmation" has the meaning set forth in Section 3.2.
"Control" (and with correlative meanings, the terms "Controlled by" and "under common Control with") means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership or voting securities, by contract, or otherwise.
"Defective" means not conforming to the Product Warranty under Section 9.3.
"Defective Products" means goods shipped by Fastrain to EMCORE pursuant to this Agreement that are Defective.

"Delivery Date" means the delivery date for Products ordered hereunder that is set forth in a Purchase Order.
"Delivery Location" means the location for delivery of the Products specified in the applicable Purchase Order.
"Depreciation Expense" has the meaning set forth in Section 5.8.
"Disclosing Party" has the meaning set forth in Section 13.1.
"Dispute" has the meaning set forth in Section 17.16.
"Dispute Notice" has the meaning set forth in Section 17.16.
"DMTX Products" means the products identified in the “DMTx” section of Schedule 1.
"Dodd-Frank Act" has the meaning set forth in Section 7.1.2(h).
"EA" has the meaning set forth in the preamble to this Agreement.
"Effective Date" means the date first set forth above (which shall be the date the Agreement has been signed by each Party and delivered to the other parties).
"EMCORE" has the meaning set forth in the preamble to this Agreement.
"EMCORE Contracts" means all contracts or agreements to which EMCORE is a party or to which any of its material assets are bound.
"EMCORE Parties" means EMCORE, its subsidiaries, permitted successors and permitted assigns.
"EMCORE's Intellectual Property" means all Intellectual Property Rights owned by or licensed to EMCORE, including all Foreground Intellectual Property Rights and any of EMCORE's Background Intellectual Property Rights used in the design, production, and manufacturing of the Products.
"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
"Equipment" means goods (other than inventory, farm products or consumer goods) that are used in the manufacture, production or assembly of Products by Fastrain, and all machinery, equipment, Tooling, furnishings and fixtures (as such terms are defined in UCC Section 9-102) now owned or hereafter acquired by Fastrain, of any kind, nature or description, as well as all (a) additions to, substitutions for, replacements of and accessions to any of the foregoing items, (b) attachments, components, parts (including spare parts) and accessories installed thereon or affixed thereto, and (c) Intellectual Property Rights in connection with the foregoing.
"Fastrain" has the meaning set forth in the preamble to this Agreement.
"Fastrain Contracts" means all contracts or agreements to which Fastrain is a party or to which any of its material assets are bound.
"Fastrain Parties" means Fastrain, its Affiliates, subcontractors and permitted successors and permitted assigns.
"Fastrain's Intellectual Property" means all Intellectual Property Rights owned by or licensed to Fastrain, including Fastrain's Background Intellectual Property Rights used in the design, production, and manufacturing of the Products.
"Fastrain's Property" has the meaning set forth in Section 14.5.
"Force Majeure Event" has the meaning set forth in Section 17.20.
"Forecast" means, with respect to any period, a good faith projection or estimate of EMCORE's requirements for Products during each month during the period, which approximates, based on information reasonably available at the time to EMCORE, the quantity of Products that EMCORE may order for each such month.
"Foreground Intellectual Property Rights" means any and all of the Intellectual Property Rights developed with respect to, or for incorporation into, the Products, that are either developed (i) by EMCORE alone, (ii) by EMCORE and Fastrain jointly or (iii) by Fastrain alone as requested by EMCORE in connection with this Agreement.
"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, award or determination entered by or with any Governmental Authority.
"Hytera HK" has the meaning set forth in the preamble to this Agreement.
“Hong Kong Financial Reporting Standards” means all Hong Kong Financial Reporting Standards, Hong Kong Accounting Standards (HKAS) and interpretations issued by the Hong Kong Institute of Certified Public Accountants.

“Incoterms” means Incoterms 2010, the eighth sets of pre-defined international contract terms published by the International Chamber of Commerce relating to international commercial law.
"Indemnified Parties" has the meaning set forth in Section 10.1.
"Indemnifying Party" has the meaning set forth in Section 10.1.
"Initial Price" has the meaning set forth in Section 5.1.
"Initial Term" has the meaning set forth in Section 6.1.
"Inspection Period" has the meaning set forth in Section 4.3.
"Intellectual Property Rights" means all industrial and other intellectual property rights comprising or relating to: (a) Patents; (b) Trademarks; (c) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website, and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (e) Trade Secrets; (f) semiconductor chips, mask works and the like; and (g) all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout in any part of the world.
"Law" means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order or other requirement or rule of law of any Governmental Authority.
"LM Products" means the products identified in the “LM” section of Schedule 1.
"Losses" has the meaning set forth in Section 10.1.
"New Asset Purchase Agreement" has the meaning set forth in the preamble to this Agreement.
"Nonconforming Products" means any goods received by EMCORE from Fastrain that: (a) do not conform to the product number listed in the applicable Purchase Order; (b) do not fully conform to the agreed Specifications, other than due to (i) EMCORE’s designs or (ii) materials purchased by EMCORE for use in the manufacture, production or assembly of Products by Fastrain; (c) on visual inspection, EMCORE reasonably determines are otherwise Defective; or (d) exceed the quantity of Products ordered by EMCORE pursuant to this Agreement or any Purchase Order. Where the context requires, Nonconforming Products are deemed to be Products for purposes of this Agreement.
"Notice" has the meaning set forth in Section 17.5.
"Original Asset Purchase Agreement" has the meaning set forth in the preamble to this Agreement.
"Original Manufacturing Agreement" has the meaning set forth in the preamble to this Agreement.
"Party" has the meaning set forth in the preamble to this Agreement.
"Patents" means all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents, and patent utility models).
"Permits" means permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained or required to be obtained, from any Governmental Authority.
"Person" means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority or any other entity.
"Personnel" of a Party means any agents, employees, contractors or subcontractors engaged or appointed by such Party.
“PPV” means purchase price variance.
"Price" has the meaning set forth in Section 5.2.
"Products" means the products identified on Schedule 1 as described in the Specifications, as updated by the Parties from time to time by mutual written agreement.
"Product Warranty" has the meaning set forth in Section 9.3.
"Purchase Order" means EMCORE's purchase order issued to Fastrain hereunder, which may, among other things, specify items such as: (a) the Products to be purchased; (b) the quantity of each of the Products ordered; (c) the Delivery Date; (d) the unit Price for each of the Products to be purchased; (e) the billing address; and (f) the Delivery Location; in each case, including all terms and conditions attached to, or incorporated into, such purchase order, and any Release issued by EMCORE to Fastrain under the Purchase Order. For the avoidance of doubt, any references to Purchase Orders hereunder also include any applicable Releases.
"Receiver Products" means the products identified in the “Receiver” section of Schedule 1.
"Receiving Party" has the meaning set forth in Section 13.1.
"Reimbursement Depreciation" has the meaning set forth in Section 14.2.
"Release" means a document issued by EMCORE to Fastrain pursuant to a Purchase Order that identifies (to the extent not specified in the original Purchase Order) the quantities of Products constituting EMCORE's requirements or otherwise to be included in a particular order, the Delivery Locations and Requested Delivery Dates for such Products.
"Renewal Term" has the meaning set forth in Section 6.2.
"Representatives" means a Party's Affiliates and each of their respective Personnel, officers, directors, partners, attorneys, third-party advisors, successors and permitted assigns.
"Repurchase Consideration" has the meaning set forth in Section 5.8(e).
"SHCCL" has the meaning set forth in the preamble to this Agreement.
"Specifications" means the specifications for the Products as mutually agreed in writing by EMCORE and Fastrain.
"Taxes" means any and all present and future sales, income, stamp and other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld or assessed by any Governmental Authority, together with any interest or penalties imposed thereon.
"Term" has the meaning set forth in Section 6.2.
"Tooling" means, collectively, all tooling, dies, test and assembly fixtures, gauges, jigs, patterns, casting patterns, cavities, molds, and documentation (including engineering specifications and test reports) used by Fastrain in connection with its manufacture and sale of the Products, together with any accessions, attachments, parts, accessories, substitutions, replacements and appurtenances thereto.
"Trademarks" means all rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, symbols, trade dress, corporate names and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.
"Trade Secrets" means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures and other confidential and proprietary information and all rights therein.
“Transaction Documents” has the meaning set forth in the preamble to this Agreement.
"US" means the United States of America.
2.    Purchase and Sale of Products.
2.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, during the Term, EMCORE shall purchase Products from Fastrain, and Fastrain shall manufacture and sell Products to EMCORE, at the initial Prices set forth on Schedule 1 attached hereto. The Parties shall, from time to time, amend Schedule 1 to reflect any agreed revisions; provided that no such revisions will modify this Agreement or be binding on the Parties unless such revisions have been fully approved in a signed writing by authorized Representatives of both Parties.
2.2    Terms of Agreement and EMCORE's Purchase Order Prevail; Order of Precedence. Subject to Section 3.3, the Parties intend for the express terms and conditions contained in this Agreement (including any Schedules and Exhibits hereto) and in any Purchase Order that are consistent with the terms and conditions of this Agreement to exclusively govern and control each of the Parties' respective rights and obligations regarding the manufacture, purchase and sale of the Products, and the Parties' agreement is expressly limited to such terms and conditions. Notwithstanding the foregoing, if any terms and conditions contained in a Purchase Order conflict with any terms and conditions contained in this Agreement, the applicable term or condition of this Agreement will prevail and such contrary terms will have no force or effect. Except for such contrary terms, the terms and conditions of all Purchase Orders are incorporated by reference into this Agreement for all applicable purposes hereunder. Without limitation of anything contained in this Section 2.2, any additional, contrary or different terms contained in any Confirmation or any of Fastrain's invoices or other communications, and any other attempt to modify, supersede, supplement or otherwise alter this Agreement, are deemed rejected by EMCORE and will not modify this Agreement or be binding on the Parties unless such terms have been fully approved in a signed writing by authorized Representatives of both Parties. The delivery of goods, transportation, provision of any licenses, authorizations and formalities, the costs of carriage, insurance, package and marking, the transfer of title and risks of loss and any other aspect with related to the performance of Agreement shall be governed in accordance with EXW, manufacturing facility under Incoterms.

2.3    No Right to Manufacture and Sell Products to Other Parties. During the Term, Fastrain shall not manufacture or sell any Product (as defined above) to any Person other than EMCORE, or enter into any agreement with any Person other than EMCORE related to the manufacture or sale of, any Product (as defined above). Fastrain shall not, at any time, use any of EMCORE's Intellectual Property (including Foreground Intellectual Property Rights and Background Intellectual Property Rights) to manufacture or sell Products or other goods or products that to any other buyer. This Section 2.3 will survive expiration or termination of this Agreement.
3.    Ordering Procedure.
3.1    Purchase Orders. EMCORE shall issue Purchase Orders to Fastrain in written or electronic form. From time-to-time, EMCORE may also issue Releases to Fastrain. For the avoidance of doubt, EMCORE shall only be obligated to purchase from Fastrain, and Fastrain shall be obligated to sell to EMCORE, the quantities of Products listed on Schedule 1 hereto or otherwise specified in a Purchase Order (including any related Release).
3.2    Acceptance, Rejection, and Cancellation of Purchase Orders. Fastrain shall confirm to EMCORE the receipt of each Purchase Order issued hereunder and corresponding delivery date (each, a "Confirmation") within two Business Days following Fastrain's receipt thereof. Each Confirmation must reference EMCORE's Purchase Order number, confirm acceptance of the Purchase Order or, solely if permitted under this Section 3.2, advise EMCORE of Fastrain's rejection of such Purchase Order, the date of acceptance or rejection and the basis for rejection, if applicable. If Fastrain fails to issue a Confirmation within two Business Days following Fastrain's receipt thereof or otherwise commences performance under such Purchase Order, Fastrain will be deemed to have accepted the Purchase Order. EMCORE may withdraw any Purchase Order prior to Fastrain's acceptance thereof. Fastrain may reject a Purchase Order if Fastrain has sent EMCORE a Notice of termination under Section 6.5. Except as otherwise agreed in this Agreement, Fastrain may not cancel any previously accepted Purchase Order hereunder. EMCORE may only cancel a previously accepted Purchase Order (i) pursuant to the exercise of EMCORE's rights under Section 4.1 or (ii) upon mutual agreement of the Parties, provided the EMCORE shall be liable for the reasonable storage and freight costs of the forwarder due to the canceled delivery. If EMCORE cancels a purchase order for finished goods, Fastrain shall immediately stop the delivery, and any Products with aging more than forty five (45) days shall be subject to Section 7.2.3. If EMCORE cancels a purchase order for works in process, Fastrain shall immediately stop the process of manufacturing with respect to such purchase order, and any corresponding raw materials or WIP shall be subject to the terms of Section 7.2.4. EMCORE may postpone the delivery date on a Purchase Order by providing at least two Business Days advance written Notice, and, if made with less than 10 Business Days written notice, shall be liable for the reasonable storage and freight costs of the forwarder due to the delayed delivery.

3.3    Purchase Orders Under Original Manufacturing Agreement. Immediately upon the coming into effective of this Agreement, Fastrain shall automatically assume all purchase orders previously placed by EMCORE with Hytera under the Original Manufacturing Agreement that have not been fulfilled in their entirety as of the Effective Date, and shall fulfill such purchase orders in their entirety on the delivery date(s) set forth in the applicable purchase order. Subject to the foregoing, such purchase orders shall otherwise be subject to the terms of Section 2.2 above and the terms of this Agreement shall apply to such purchase orders mutatis mutandis as if they were Purchase Orders issued pursuant to this Agreement.
3.4    Quarterly Updates. On a quarterly basis, the Parties shall confirm the material list, unit price, minimum order quantity, lead time, and supplier information for each Product, provided that EMCORE is entitled to specify the procurement channels for critical parts/components.
3.5    Forecasts.
(a)    EMCORE will deliver to Fastrain on a monthly basis a Product demand Forecast for the subsequent 12-month period, which will include a weekly demand Forecast for the subsequent 2-month period.
(b)    Within three Business Days of receiving each Forecast, Fastrain shall confirm the delivery dates set forth in such Forecast or provide Notice to Emcore of any objection to such Forecast. If Fastrain fails to issue an objection within three Business Days of delivery of the Forecast, Fastrain will be deemed to have accepted the Forecast. Fastrain shall ensure that it reserves sufficient production capacity (for Box Build Products and resulting DMTX and LM Products) to meet at least 1.3x each 12-month demand Forecast and sufficient Box Build Product inventory to meet the 2-month Forecast.
4.    Shipment, Delivery, Acceptance, and Inspection.
4.1    Shipment and Delivery Requirements. Time, quantity and delivery to the Delivery Location are of the essence under this Agreement. Fastrain shall procure materials for, fabricate, assemble, pack, mark and ship Products strictly in the quantities, by the methods, to the Delivery Locations and by the Delivery Dates, specified in this Agreement or in an applicable Purchase Order or Release. Delivery times will be measured to the time that Products are actually received at the Delivery Location. If Fastrain does not comply with any of its delivery obligations under this Section 4, EMCORE may, following good faith discussion with Fastrain and at Fastrain's sole cost and expense, (a) approve a revised Delivery Date, (b) require expedited or premium shipment, or (c) cancel the Purchase Order applicable to the delayed Product and obtain similar goods from other sources (and all such Products will be deemed to have been purchased under this Agreement for purposes of satisfying EMCORE's quantity requirements hereunder), with Fastrain being liable for additional costs to EMCORE associated with such purchase. Unless otherwise expressly agreed to by the Parties in writing, Fastrain may not make partial deliveries of Products to EMCORE. Fastrain shall inform EMCORE of any anticipated delivery delay as promptly as possible, and in any event at least five Days prior to the scheduled Delivery Date. Notwithstanding anything to the contrary contained in this Agreement, Fastrain shall not take responsibility for delay in delivery directly resulting from any breach of any representation or warranty made with respect to the Purchased Assets by EMCORE in the New Asset Purchase Agreement.
4.2    Transfer of Title and Risk of Loss.
(a)    Title to Products shipped under any Purchase Order passes to EMCORE upon delivery of the Products to freight service company designated by EMCORE.
(b)    Notwithstanding any agreement between EMCORE and Fastrain concerning transfer of title, risk of loss to Products shipped under any Purchase Order passes to EMCORE upon receipt by designated freight service company and Fastrain will bear all risk of loss or damage with respect to Products until designated freight service company 's receipt of such Products in accordance with the terms hereof.
4.3    Inspection. Fastrain shall insure that all Products have been sampling tested and qualified to meet the applicable Specifications, and Fastrain shall not deliver any Non-Conforming Products. Products are subject to EMCORE’s and EMCORE's customer’s inspection and approval or rejection as Nonconforming Products notwithstanding EMCORE’s or EMCORE’s customer’s prior receipt of or payment for the Products. EMCORE and EMCORE’s customer shall have a reasonable period of time no more than 30 days following delivery of the Products to the Delivery Location ("Inspection Period"), to inspect all Products received under this Agreement and to inform Fastrain, in writing, of EMCORE's rejection of any Nonconforming Products. EMCORE may return to Fastrain any or all units of rejected Products that constitute Nonconforming Products because they exceed the quantity stated in this Agreement or any Purchase Order. If EMCORE rejects any other Nonconforming Products, EMCORE may elect to (a) require Fastrain, at Fastrain's sole cost, to repair or replace the rejected Products at the location specified by EMCORE (which may include Fastrain's location, EMCORE's location or the location of a third party), (b) purchase similar goods from another source (and apply such purchases against EMCORE's quantity requirements hereunder), (c) produce similar goods itself (and apply such production quantities against EMCORE's quantity requirements hereunder), (d) repair the Products itself or have a third party repair the Products, or (e) retain the rejected Products; in each case without limiting the exercise by EMCORE of any other rights available to EMCORE under this Agreement or pursuant to applicable Law. All returns of Nonconforming Products to Fastrain are at Fastrain's sole risk and expense. Products that are not rejected within the Inspection Period will be deemed to have been accepted by EMCORE; provided, however, that EMCORE's acceptance of any Products will not be deemed to be a waiver or limitation of Fastrain's obligations pursuant to this Agreement (or any breach thereof), including those obligations with respect to Fastrain's Product Warranty and Fastrain's duty to indemnify EMCORE.
5.    Price and Payment.
5.1    Initial Prices. Subject to Section 5.2, EMCORE shall purchase the Products from Fastrain at the initial prices set forth on Schedule 1 attached hereto ("Initial Prices"). All Prices include, and Fastrain is solely responsible for, all costs and expenses relating to packing, crating, boxing, production, manufacture, sale, and delivery of the Products to the Delivery Location. All Prices are firm and not subject to increase for any reason, including changes in market conditions, increases in labor or overhead costs or because of labor disruptions or fluctuations in production volumes.
5.2    Price Changes. Twice per year (each March and September), the Parties will review and mutually agree in good faith to pricing for each Product for the following six-month period (the agreed price for such quarter, the “Price”), provided that in no event shall Prices for the next period exceed the current price for the applicable Product. At each such review, Fastrain shall provide EMCORE with a price reduction plan for next subsequent six-month period. Fastrain shall use reasonable best efforts to achieve the target of annual price reductions of 10%, which can be broken up into a 5% reduction each six-month period. In addition, in each calendar quarter beginning with the quarter ending September 30, 2021 and continuing through the quarter ending December 31, 2022, provided that (a) EMCORE purchases at least 37,500 of total DMTX Products in the applicable quarter and (b) product change notifications for housing and covers have been approved by EMCORE, then Fastrain shall provide aggregate price reductions of (i) US$46,000 in the quarter ending September 30, 2021, (ii) US$234,000 in the quarter ending December 31, 2021 and (iii) US$266,000 in each of the quarters ending March 31, June 30, September 30 and December 31, 2022, which reductions shall be paid in the form of a rebate to EMCORE within 30 days following the end of the applicable quarter. Meanwhile, the price difference of materials previously prepared by Fastrain, that is the unit price difference regarding housing and cover between the existing suppliers and new suppliers multiplied by the quantity of materials prepared prior to formal approval and implementation of PCN, shall be deducted, offset or returned to Fastrain within 30 days following the end of the above-mentioned applicable quarter accordingly.
5.3    New Products. Schedule 1 attached hereto may be updated from time to time by mutual written agreement of the Parties to include new products which the Parties mutually agree that Fastrain will supply to EMCORE, at Prices mutually agreed based on the pricing model set forth on Schedule 2 attached hereto. Fastrain shall address solutions to predictable engineering problems after such agreement on Pricing, including but not limited to DMTX/LM processing technique, production accessorial tool design, etc.
5.4    Invoices. Fastrain shall issue monthly invoices to EMCORE for all Products ordered in the previous month. Each invoice for Products must set forth in reasonable detail the amounts payable by EMCORE under this Agreement and contain the following information, as applicable: a reference to this Agreement; Purchase Order number, amendment number and line-item number; Fastrain's name; Fastrain's identification number; carrier name; ship-to address; quantity of Products shipped; number of cartons or containers in shipment; bill of lading number; country of origin; and any other information necessary for identification and control of the Products. If the invoices or related documents are inaccurate or incorrectly submitted to EMCORE due to Fastrain’s fault, Emcore shall have no obligation to pay such invoice until Fastrain has issued corrected invoice.
5.5     The Parties shall seek to resolve any invoice disputes expeditiously and in good faith in accordance with the dispute resolution provisions set forth in Section 17.16. Any payment by EMCORE of an invoice is not an acceptance of any nonconforming element or terms on such invoice or the related Products.
5.6    Payment. Except for any amounts disputed by EMCORE in good faith, Fastrain's accurate and correctly submitted invoices will be payable within 45 days following the later of (a) EMCORE's receipt of Fastrain's invoice or (b) EMCORE's receipt of the applicable Products. Any payment by EMCORE for Products will not be deemed acceptance of the Products or waive EMCORE's right to inspect. EMCORE will be entitled to apply any discounts allowable and determined by Fastrain for prompt payment of the interest of the unpaid amount even though EMCORE is unable to make payment within the time limits set by Fastrain if such failure is due to Fastrain's actions or other circumstances or events beyond EMCORE's reasonable control. EMCORE shall make all payments in US dollars by check, wire transfer or automated clearing house in accordance with the payment instructions provided by Fastrain to EMCORE.
In addition to all other rights and remedies available to Fastrain in connection with any breach of the foregoing obligations, interest shall accrue at a rate of 0.02% per day for all amounts unpaid when due, provided that such interest shall not exceed 5% of all amounts unpaid when due.
5.7    Setoff; Contingent or Disputed Claims. All amounts due from EMCORE to Fastrain are net of any indebtedness of Fastrain to EMCORE. In addition to any right of set-off, deduction or recoupment provided or allowed by Law, EMCORE may, following good faith discussion with Fastrain, set off against, and deduct and recoup from, any amounts due or to become due from EMCORE to Fastrain, any amounts due from Fastrain to EMCORE, including for damages resulting from breaches by Fastrain of its obligations under this Agreement or any other agreement between such parties. If an obligation of Fastrain is disputed, contingent or unliquidated, payment by EMCORE of the disputed portion of the amount due may be deferred until such dispute is resolved, provided that such dispute shall be resolved promptly, and each Party shall seek to resolve such dispute in good faith in accordance with the requirements set forth in Section 17.16 of this Agreement. In the event of Fastrain's bankruptcy, if all of the contracts (including this Agreement) between EMCORE and Fastrain have not been promptly assumed by Fastrain (under applicable Law), EMCORE may withhold payment to Fastrain for Products undelivered (via administrative hold or otherwise) until the risk of potential rejection and other losses is eliminated.
5.8    Minimum Additional Payments.
(a)    In each calendar year beginning with the 2021 calendar year and ending with the 2024 calendar year, in the event that the Products delivered to EMCORE in such calendar have an aggregate Depreciation Expense (as defined below) of less than US$660,000, based on (i) Fastrain’s fulfillment of EMCORE’s requested deliveries pursuant to all effective Purchase Orders under this Agreement for such period; or (ii) Fastrain’s actual deliveries for such period, in case Fastrain’s failure of 100% fulfillment for such period was due to EMCORE’s breach of this Agreement, then an amount equal to US$660,000 less the aggregate Depreciation Expense of Products delivered to EMCORE in such calendar year shall become payable and be paid by EMCORE within 30 days following the end of the applicable calendar year in accordance with the payment instructions provided by Fastrain to EMCORE. “Depreciation Expense” shall be calculated as follows:
(i)    Each laser module Product delivered to EMCORE in the applicable 12-month period shall have a unit Depreciation Expense of US$10;
(ii)    Each DMTX Product delivered to EMCORE in the applicable 12-month period shall have a unit Depreciation Expense of US$20;
(iii)    Any additional Products made subject to this Agreement shall have a unit Depreciation Expense as determined by mutual agreement of the Parties;
(b) In the event that the aggregate Depreciation Expense of Products delivered to EMCORE totals greater than US$2.8 million in either of (i) the period beginning on January 1, 2021 and ending on December 31, 2022 or (ii) the period beginning on January 1, 2023 and ending on December 31, 2024, then Fastrain shall make a payment to EMCORE within 30 days following the end of applicable period in accordance with the payment instructions provided by EMCORE to Fastrain in an amount equal to the amount by which such aggregate Depreciation Expense for such period exceeded US$2.8 million.
(c) In the event that Products delivered to EMCORE under this Agreement have resulted in less than US$6,453,965 of aggregate Depreciation Expense in the period beginning on January 1, 2021 and ending on December 31, 2025, based on (i) Fastrain’s fulfillment of EMCORE’s requested deliveries pursuant to all effective Purchase Orders under this Agreement for such period; or (ii) Fastrain’s actual deliveries for such period, in case Fastrain’s failure of 100% fulfillment for such period was due to EMCORE’s breach of this Agreement, then an amount equal to

US$6,453,965 less the aggregate Depreciation Expense of Products delivered to EMCORE in the immediately preceding five year period shall become payable and be paid by EMCORE no later than January 31, 2026 in accordance with the payment instructions provided by Fastrain to EMCORE.
(d) At such time during the period beginning on January 1, 2021 as Fastrain has delivered to EMCORE, under this Agreement or the Original Manufacturing Agreement, Products having an aggregate of US$6,453,965 of Depreciation Expense, net of and excluding any rebate amounts paid by Fastrain to EMCORE pursuant to Section 5.8(b) of this Agreement, then EMCORE shall thereafter have no further payment obligations under Sections 5.8(a) and 5.8(c) above, provided that, if the Parties mutually agree in writing in each Party’s sole discretion that Fastrain will purchase additional equipment for purposes of fulfilling its obligations under this Agreement not contemplated by the New Asset Purchase Agreement, then such amount shall be increased to correspond to the amount of additional equipment purchased (and be amortized based on the Depreciation Expense of Products delivered to EMCORE).
(e) In the event that EMCORE and Fastrain mutually agree in writing, in each of its sole discretion, to terminate this Agreement prior to its expiration pursuant to Section 6.3 of this Agreement, then if, as of the date of such mutual agreement to terminate, Fastrain has delivered to EMCORE Products having less than US$6,453,965 of Depreciation Expense of Products, EMCORE shall repurchase the Purchased Assets for a purchase price in an amount equal to US$6,453,965 less the actual amount of Depreciation Expense of Products delivered to EMCORE during the period from January 1, 2021 to the date such termination of this Agreement becomes effective (the “Repurchase Consideration”). The Repurchase Consideration shall become due and payable by EMCORE in accordance with the payment instructions provided by Fastrain within 30 days following the date such termination of this Agreement becomes effective. Any such termination pursuant to this Section 5.8 (e) shall not affect the fulfillment of any payment obligations and liabilities accrued as of or before such termination.
6.    Term; Termination.
6.1    Initial Term. The term of this Agreement commences on the Effective Date and continues until December 31, 2025 unless it is earlier terminated pursuant to the terms of this Agreement or applicable Law (the "Initial Term").
6.2    Renewal Term. Upon expiration of the Initial Term, the term of this Agreement will automatically renew for additional successive one year terms, unless either Party provides written Notice of non-renewal at least 180 days prior to the end of the then-current term (each, a "Renewal Term" and together with the Initial Term, the "Term"), unless any Renewal Term is earlier terminated pursuant to the terms of this Agreement or applicable Law. If the Initial Term or any Renewal Term is renewed for any Renewal Term(s) pursuant to this Section 6.2, the terms and conditions of this

Agreement during each such Renewal Term will be the same as the terms in effect immediately prior to such renewal, unless Fastrain and EMCORE have agreed otherwise in a written agreement duly executed by each party. In the event either Party provides timely Notice of its intent not to renew this Agreement, then, unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the Initial Term or then-current Renewal Term, as applicable.
6.3    Termination by Mutual Agreement. This Agreement may, at any time, be terminated by mutual written agreement of the Parties in each Party’s sole discretion, provided that any such termination shall occur on the date the mutually agreed. Except for the termination rights set forth in this Section 6.3, Section 6.4 and Section 6.5, neither party may terminate this Agreement.
6.4    EMCORE's Right to Terminate for Cause. EMCORE may terminate this Agreement, by providing 30 days prior written Notice to Fastrain:
(a)    except as otherwise specifically provided under this Section 6.4, if Fastrain is in material breach of, any representation, warranty or covenant specifically set forth in this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by Fastrain within 30 days following Fastrain's receipt of written Notice of such breach;
(b)    if Fastrain (i) becomes insolvent, or fails to pay for a period of 3 months, its debts as they become due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (iii) makes or seeks to make a general assignment for the benefit of its creditors, or (iv) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;
(c)    if Fastrain fails to provide EMCORE, within a commercially reasonable time after EMCORE's request (but in no case exceeding 30 days after such request) with adequate and reasonable assurance of Fastrain's financial and operational capability to perform timely any of Fastrain's obligations under this Agreement following any significant adverse change in Fastrain in Fastrain’s financial or operating condition;
(d)    if a significant EMCORE customer, Governmental Authority or Law requires EMCORE to obtain the Products from another supplier, provided that (i) Fastrain cannot offer any alternative for addressing such issue acceptable to EMCORE in EMCORE’s discretion and (ii) in connection with any such termination, EMCORE shall pay to Fastrain the remaining balance payable pursuant to Section 5.8(c) of this Agreement and otherwise fulfil any other obligations existing under this Agreement at the time of such termination;

(e)    if, without obtaining EMCORE's prior written consent, (i) Fastrain sells, leases or exchanges a material portion of Fastrain's assets, (ii) Fastrain merges or consolidates with or into another Person, or (iii) a change in Control of Fastrain occurs, unless, in the case of a merger or consolidation of Fastrain with another Person, the surviving entity has a net worth greater than or equal to Fastrain's net worth immediately prior to the merger or consolidation; or
(f)    upon the occurrence of any other event constituting grounds for termination specifically set forth in any other sections of this Agreement (including Section 17.20).
Any termination under this Section 6.4 will be effective on Fastrain's receipt of EMCORE’s written Notice of termination or such later date (if any) set forth in such termination Notice. Upon the occurrence of any of the events described under this Section 6.4, EMCORE may, in addition to any of its other rights to suspend performance under this Agreement or applicable Law, immediately suspend its performance under all or any part of this Agreement, without any liability of EMCORE to Fastrain, provided that EMCORE shall remain liable for any accrued obligations and liabilities under this Agreement existing as of the date of termination, subject to EMCORE’s right to set off such amounts against any and all damages, costs, expenses and losses incurred by EMCORE as a result of any event described under this Section 6.4. Notwithstanding anything to the contrary contained in this Agreement, EMCORE may, at its election, recover any and all damages, costs, expenses and losses incurred by EMCORE as a result of any event described under this Section 6.4.
6.5    Fastrain's Right to Terminate for Cause. Fastrain may terminate this Agreement, by providing written Notice to EMCORE:
(a)    if EMCORE is in material breach of any representation, warranty or covenant of EMCORE under this Agreement, and either the breach cannot be cured or, if the breach can be cured, it is not cured by EMCORE within 30 days after EMCORE's receipt of written Notice of such breach; or
(b)    if EMCORE (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (iii) makes or seeks to make a general assignment for the benefit of its creditors, or (iv) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.
Any termination under this Section 6.5 will be effective on EMCORE's receipt of Fastrain's written Notice of termination or such later date (if any) set forth in such Notice. Upon the occurrence of any of the events described under this Section 6.5, Fastrain may, in addition to any of its other rights to suspend performance under this Agreement or applicable Law, immediately suspend its performance under all or any part of this

Agreement, without any liability to EMCORE, and, notwithstanding anything to the contrary contained in this Agreement, Fastrain may, at its election, recover any and all of the parties confirmed damages, costs, expenses and losses incurred by Fastrain as a result of any event described under this Section 6.5.
6.6    Effect of Expiration or Termination.
(a)    Immediately upon the effectiveness of a Notice of termination delivered by a party to the other party hereunder (as stated in such Notice):
(i)    the party accepting notice shall, unless otherwise directed by the other party promptly terminate all performance under this Agreement and under any outstanding Purchase Orders;
(ii)    Fastrain shall transfer title to and deliver to EMCORE all Products that are finished Products as of the effectiveness of the Notice of termination; and EMCORE shall make payment to Fastrain for such finished Products and other amounts then due and unpaid.
(iii)    Fastrain shall return to EMCORE all Bailed Property and any other property furnished by or belonging to EMCORE or any of EMCORE's customers (except any assets, Products and other material paid by Fastrain or Parties agreed otherwise), or dispose of such Bailed Property or other property in accordance with EMCORE's instructions (provided that EMCORE will reimburse Fastrain for the actual, reasonable costs associated with such disposal);
(b)    Expiration or termination of the Term will not affect any rights or obligations of the Parties that:
(i)    come into effect upon or after termination or expiration of this Agreement; or
(ii)    otherwise survive the expiration or earlier termination of this Agreement pursuant to Section 17.4 and were incurred by the Parties prior to such expiration or earlier termination.
(c)    Upon the expiration or earlier termination of this Agreement, each Party shall:
(i)    return to the other Party all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on the other Party's Confidential Information;
(ii)    permanently erase all of the other Party's Confidential Information from its computer systems; and

(iii)    upon the other Party's written request, certify in writing to such other Party that it has complied with the requirements of this Clause 6.6 (c).
(d)    Subject to Section 6.6(b), the Party terminating this Agreement will not, or in the case of the expiration of this Agreement, neither Party will, be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party by reason of the expiration or earlier termination of this Agreement. Termination of this Agreement will not constitute a waiver of any of either Party’s rights, remedies or defenses under this Agreement, at law, in equity or otherwise.
6.7    Resourcing Cooperation. Upon the expiration or earlier termination of this Agreement for any reason, to the extent requested by EMCORE in writing, Fastrain will promptly take the following actions and such other actions as may be reasonably required by EMCORE to reasonably assist EMCORE to transition production of Products from Fastrain to an alternative seller determined by EMCORE to continue the production:
(a)    manufacture, deliver and sell to EMCORE a sufficient inventory bank of Products to ensure that the transition will proceed smoothly and without interruption or delay to EMCORE's or EMCORE's customers' production of products incorporating the Products, with pricing equivalent to the pricing in effect immediately before expiration or termination;
(b)    for any non-standard (i.e., not "off-the-shelf") Products, promptly:
(i)    provide to EMCORE all requested information and documentation regarding and access to Fastrain's manufacturing process, including on-site inspections, bill-of-material data, tooling and process detail and samples of supplies and components; and
(ii)    assign to EMCORE or an alternative seller any or all supply contracts or orders for raw materials or components relating to this Agreement and any outstanding Purchase Orders;
(c)    sell to EMCORE, at Fastrain's actual cost, any or all work-in-process and any raw-materials inventory relating to this Agreement and any outstanding Purchase Orders; and
(d)    sell to EMCORE any or all finished Products; and
(e)    for any non-standard (i.e., not "off-the-shelf) Products, sell to EMCORE any or all of Fastrain's Property used by Fastrain to manufacture Products on mutually agreeable terms determined in good faith.

7.    Certain Obligations of Fastrain and Emcore
7.1    Certain Obligations of Fastrain
7.1.1 Packaging and Labeling. Fastrain shall properly pack, mark and ship Products as instructed by EMCORE and otherwise in accordance with applicable Law, industry standards and the requirements mutually agreed between Fastrain and EMCORE (including anti-static packaging), and shall provide EMCORE with shipment documentation showing the Purchase Order number, Fastrain's identification number for the subject Products, the quantity of pieces in shipment, qualification and test results, lot number the bill of lading number, and the country of origin.
7.1.2 Materials.
(a)    Fastrain shall submit initial sample inspection reports and the production, test, assembly reports, etc., in accordance with EMCORE’s Specifications for EMCORE’s evaluation.
(b)    Fastrain shall purchase, manufacture and test any customized material for EMCORE according to the versions, standards and requirements specified by the applicable drawing of EMCORE. Fastrain shall purchase and test the standard material according to the BOM provided by EMCORE. Fastrain shall establish a detailed counterfeit prevention plan, and implement the procedure set forth in such plan to prevent counterfeit material from being used for Products. Any change of the drawing, BOM, manufacturer, or material required by EMCORE shall be subject to Section 7.1.7 of this Agreement. The vendor or manufacturer of all material used in the Products shall be traceable in accordance with Fastrain’s written records.
(c)    Fastrain shall not purchase or use material from unauthorized sources, including without limitation the following: (i) material from an equipment manufacturer or part manufacturer not authorized by manufacturer; (ii) material from an unauthorized sales organization; (iii) material with an appearance, inner structure or production material inconsistent with the manufacturer's design; (iv) used material that has been refurbished; (v) Material not meeting quality standards; or (vi) material with counterfeit label or product logo.
(d)    Fastrain shall purchase raw materials by brand or manufacturer, including but not limited to PCB plates, electronic components, auxiliary materials for production and packaging materials, only as approved in writing by EMCORE. Alternative materials, and suppliers for such alternative materials, can only be used subject to EMCORE’s written consent. For mass-production Products, Fastrain shall obtain raw materials in accordance with the demand Forecast described in Section 3.5 of this Agreement and put into production according to the applicable purchase order. For non-mass-production Products, Fastrain shall obtain raw materials in accordance with EMCORE’s actual demand, including Purchase Orders and/or Forecasts.

Following execution of this Agreement, EMCORE and Fastrain shall discuss in good faith and seek opportunities to reasonably minimize minimum order quantities of raw materials as mutually agreed between EMCORE and Fastrain.
(e)    Fastrain shall maintain minimum stocking quantities of the critical parts/components in the amounts set forth on Schedule 3 attached hereto, which Schedule 3 shall be periodically subject to update based on changed circumstances upon mutual agreement of Fastrain and EMCORE. Any critical parts/components remaining in inventory after 180 days (based on FIFO utilization of the minimum stocking quantities) shall be subject to purchase by EMCORE at cost upon Fastrain’s written notice. Except for liability pursuant to Section 7.2.4, EMCORE shall have no other obligation or liability with respect to these minimum quantities of parts/components.
(f)    In the event that the standard lead time for any raw material is longer than 56 calendar days or minimum order quantity of the material is more than the demand amount of material for Fastrain’s production in a 2-month period according to the production plan, Fastrain shall provide Notice to EMCORE, to enable EMCORE to determine a reasonable material preparation plan to reduce the risk of remaining material.
(g)    Fastrain shall provide (i) by the fifth calendar day of each month, a material inventory list as of the last day of the prior month that includes location of all raw material in transit and in stock, WIP, finished goods, and corresponding information including quantity ordered, unit price, MOQ, standard lead time and supplier information and (ii) excess inventory material lists to EMCORE each quarter, including the unit price, minimum order quantity, lot number, manufactured date and supplier information, standard lead time, information of suppliers, quarterly purchased quantity and quarterly consumed quantity.
(h)    Upon EMCORE’s request, Fastrain shall promptly provide to EMCORE, in such form and detail as EMCORE requests, a list of all materials incorporated in the Products, the amount of such materials, and information concerning any changes in or additions to such materials. Without limitation of the foregoing, upon EMCORE’s request, Fastrain shall provide to EMCORE all information in reasonably necessary scope related to the Products (in sufficient detail), with written certifications thereof, to enable EMCORE to timely comply with all of EMCORE's and EMCORE's customers' due diligence, disclosure and audit requirements under Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and Rule 13p-1 and Form SD under the Securities Exchange Act of 1934, and all similar, applicable statutes and regulations, including due inquiry of Fastrain's supply chain (and certifications by such suppliers) identifying conflict minerals (as defined in Section 1502(e)(4) of the Dodd-Frank Act) contained in each Product and the country of origin of such conflict minerals (or, following due inquiry, why such country of origin cannot be determined).
(i)    For each shipment of Products, Fastrain shall provide EMCORE, in writing, sufficient advance warning and Notice (in addition to including appropriate labels on Products, containers and packing) of any hazardous or restricted material that is an ingredient or a part of the shipment, together with such special handling instructions as may be necessary to advise logistics providers, handlers of the Products and personnel of how to exercise that measure of care and precaution that will comply with any applicable Laws and prevent bodily injury or property damage in the handling, transportation, processing, use or disposal of the Products, containers and packing.
7.1.3 Production.
(a)    Fastrain shall ensure that Country of Origin for all DMTX and LM Products is Thailand and Country of Origin for all Box Build Products and Receiver Products is the People’s Republic of China.
(b)    Fastrain shall manufacture Products in accordance with all designs, instructions and other technical information provided by EMCORE. For the avoidance of doubt, all such information shall constitute Background Intellectual Property Rights of EMCORE. Fastrain shall ensure the security of, and implement appropriate access controls for, all information provided in accordance with Section 13.2 of this Agreement.
(c)    Upon written notice from EMCORE, Fastrain shall (i) within 60 days thereafter, increase capacity for production of Products (to be produced in compliance with the terms of this Agreement) to a capacity equal to 150% of its then current capacity and (ii) within 150 days thereafter, increase capacity for production of Products (to be produced in compliance with the terms of this Agreement) to a capacity equal to 200% of its then current capacity, provided that in each case such capacity increase shall be implemented using the installed, qualified equipment available under normal conditions at the time of such notice.
7.1.4 Quality.
(a)    Fastrain shall at all times during the term of this Agreement maintain valid ISO 9001 certification. In addition, Fastrain shall meet or exceed EMCORE's quality standards for the Products as adopted by EMCORE from time to time, and which are provided by EMCORE to Fastrain in writing, including without limitation ANSI ESD S20.20 Industry Standard of Protection of Electrical and Electronic Parts, Assemblies and Equipment. At EMCORE's request, Fastrain shall furnish to EMCORE test results and test samples of Products as reasonably required by EMCORE to determine if their manufacture is in accordance with the specifications furnished by EMCORE and EMCORE's quality standards. Fastrain shall perform quality inspections of Products before delivery and shall certify inspection results in the manner requested by EMCORE.
(b)    EMCORE shall confirm the workmanship and quality requirement for each Product, including but not limited to the product soldering workmanship, dimensional tolerance, special treatment, label, package etc. in the case of any unspecified workmanship or quality requirement, Fastrain shall apply the common industry standard.
(c)    Fastrain shall manage and control the expiration date of all electronic material according to the quality requirement of EMCORE. The manufacturing date code of all components must be within 2 years of the date the corresponding Product is delivered to EMCORE. Expired material shall only be used subject to EMCORE’s written consent.
(d)    Fastrain shall work together with EMCORE to achieve global process improvements in the areas of technology, quality, responsiveness, delivery, and cost. At EMCORE's request, Fastrain's representatives shall meet with EMCORE to review the progress made on these objectives.
(e)    Fastrain shall provide reasonable support as requested by EMCORE to address and correct quality concerns. In addition to its other rights and remedies, EMCORE may hold Fastrain responsible for costs associated with quality-issue investigation and containment to the extent caused by Fastrain's acts or omissions.
(f)    Fastrain shall meet the standard yields for each Product as set forth on Schedule 4 attached hereto and shall, on a continuous basis, identify ways to improve the quality, service, performance standards and technology for the Products, including through participation in EMCORE's quality improvement initiatives. For the avoidance of doubt, EMCORE shall have no obligation or liability whatsoever in connection with Fastrain’s failure to meet the standard yields set forth on Schedule 4 attached hereto.
(g)    EMCORE shall be entitled in its sole discretion to review and verify Fastrain’s production technology and quality control system in reasonably necessary scope related to the Products, including Fastrain’s organization and structure of quality department, risk and opportunity addressing, change management, document control and confidentiality, production technology and process, equipment calibration, use and maintenance, incoming material and output quality control procedure, quality management record and traceability, corrective and preventive action system, warehouse management and control, and other necessary quality management items.
(h)    Fastrain shall retain all Product and raw material test reports, including (i) failure analysis/correction and prevention measures, test reports, final test reports, manufacturing process records and approval records for at least five years, or longer when required by applicable Laws and regulations. The test report shall be traceable, including but not limited to the production date, shipment date, test items, test method, raw material date code and lot number, supplier and the proof of authorization.
7.1.5 Protection Against Supply Interruptions. Fastrain shall, at Fastrain's sole cost and expense, take such actions as are necessary or appropriate to ensure the uninterrupted supply of Products to EMCORE for not less than 30 days during any foreseeable or anticipated event or circumstance that could interrupt or delay Fastrain's performance under this Agreement (other than interruptions caused by the action or inaction of EMCORE), including any labor disruption, whether or not resulting from the expiration of Fastrain's labor contracts.
7.1.6 Duty to Advise. Fastrain shall promptly provide written Notice to EMCORE of any of the following events or occurrences, or any facts or circumstances reasonably likely to give rise to any of the following events or occurrences: (a) any failure by Fastrain to perform any of its obligations under this Agreement; (b) any delay in delivery of Products; (c) any defects or quality problems relating to Products; (d) any change in Control of Fastrain; (e) any deficiency in EMCORE specifications, samples, prototypes or test results relating to this Agreement; or (f) any failure by Fastrain, or its subcontractors or common carriers, to comply with Law. In addition, Fastrain shall promptly notify EMCORE in writing of any change in Fastrain's authorized Representatives, insurance coverage or professional certifications.
7.1.7 Certain Changes.
(a)    Fastrain shall promptly make any changes EMCORE directs in writing with respect to the Products, which may include changes in the design, drawings, specifications, processing, inspection, testing, quality control, methods of packing and shipping or the date or place of delivery. Fastrain shall confirm such changes within two (2) Business days of written Notice from EMCORE. Any changes pursuant to this Section 7.1.7(a) will not affect the Price or time for delivery of Products unless (i) within twenty (20) Business Days after EMCORE's Notice to Fastrain of the change, EMCORE receives from Fastrain written Notice of a claim for adjustment with all sufficient information and documentation regarding Fastrain's costs and production timing resulting from such changes to allow EMCORE to perform an audit and verify such claim, and (ii) after auditing and verifying such claim, the results of such audit indicate that, in order to implement such EMCORE-requested changes, Fastrain's actual out-of-pocket costs increased by a material amount or that implementing such changes reasonably and appropriately caused a delay in the Delivery Date of any affected Products, Fastrain may increase the Prices hereunder in a per-unit amount solely to the extent necessary to compensate Fastrain for such commercially reasonable cost increases (but not to allow for any additional margin). If EMCORE's audit and verification results indicate that Fastrain's costs have or should have actually decreased, the Prices hereunder shall be deemed decreased on a per-unit basis to reflect the amount of any such cost savings, while Fastrain shall have any objection to EMCORE's audit and verification results, the

Parties shall first seek to settle the objections through good faith negotiation. Nothing in this Section 7.1.7(a), including any disagreement with EMCORE as to any adjustment in price or time for performance, will excuse Fastrain from proceeding with this Agreement as changed.
(b)    Fastrain may not make any changes with respect to the Products or scope of this Agreement without EMCORE's advance written approval, which may be given or withheld in EMCORE's in sole discretion, including (i) the location at which Products are manufactured, (ii) any subcontractors to Fastrain with respect to Products, (iii) the processes or procedures used by Fastrain in the production of Products, including without limitation changes to the production line, equipment, technology or test fixtures, (iv) the composition, fit, form, function or appearance of Products, or (v) chemicals, raw materials or any components or ingredients used in production of Products. If Fastrain learns of a possible change to the Products that may reduce costs, improve quality, or otherwise be beneficial to EMCORE, Fastrain shall promptly notify EMCORE of the possible change.
7.1.8 Fastrain's Financial Condition.
(a)    Each acceptance of a Purchase Order by Fastrain will constitute Fastrain's representation and warranty that Fastrain is not insolvent on a balance sheet basis, is paying all debts as they become due, is in compliance with all loan covenants and other obligations to which it is subject, and that all financial information provided to EMCORE concerning Fastrain is true and accurate, fairly represents Fastrain's financial condition, and has been prepared in accordance with Hong Kong Financial Reporting Standards or any other applicable accounting standards, uniformly and consistently applied.
(b)    Fastrain shall furnish EMCORE with statements accurately and fairly evidencing Fastrain's financial condition as EMCORE may, from time to time, reasonably request. Without limitation of the foregoing, Fastrain shall furnish to EMCORE copies of any quarterly or annual financial statements delivered by Fastrain to any of its creditors within 30 days following delivery of such financial statements to such creditor.
(c)    Fastrain shall promptly notify EMCORE, in writing, of any and all events that have had or may have a material adverse effect on Fastrain's business or financial condition, including any change in management, sale, lease or exchange of a material portion of Fastrain's assets, a change in Control of Fastrain, or the material breach of any loan covenants or other material obligations of Fastrain to its creditors.
7.1.9 Subcontractors. To the extent Fastrain engages any subcontractor(s) in connection with the performance of services pursuant to this Agreement, Fastrain shall ensure compliance by such subcontractor with all requirements of this Section 7 applicable to Fastrain.

7.2 Certain Obligations of EMCORE and Fastrain Concerning Aged Inventory
7.2.1 Until such time as the LM Remaining Closing (as defined in the New Asset Purchase Agreement) has occurred:
(a)    Fastrain shall maintain a buffer inventory of Box Build Products in a VMI hub to be located in SHCCL Hi-Tech Park in a minimum amount equal the amount set forth in the Forecast delivered pursuant to Section 3.5(a) for the subsequent 2-month period.
(b)    Before the 10th day of each month, Fastrain shall deliver to EMCORE a report of “aged” Box Build Products that were produced pursuant to EMCORE Orders or Forecasts and have not been pulled from the VMI hub by EMCORE within one hundred- twenty (120) days from the date of first being stored in the VMI hub, and EMCORE shall be obligated to take delivery of such Box Build Products within a reasonable period of time, provided that, notwithstanding EMCORE’s failure to take delivery of any such Box Build Products, Fastrain shall continue to meet all of its obligations under this Agreement.
7.2.2 Upon the occurrence of the LM Remaining Closing (as defined in the New Asset Purchase Agreement), the obligations of each Party set forth in Section 7.2.1 above shall automatically terminate and be of no further force or effect.
7.2.3 Before the 10th day of each month, Fastrain shall deliver to EMCORE a report of “aged” DMTX and LM Products that were produced pursuant to EMCORE Orders and have not, at EMCORE’s request, been delivered to EMCORE’s designated freight service company within forty five (45) days from the delivery date set forth in the applicable Order, or, with respect to any delivery date in an Order that has been modified to an earlier date by EMCORE pursuant to a shipping list issued by EMCORE, the date set forth in such shipping list. EMCORE shall be obligated to take delivery of such “aged” DMTX and LM Products (unless any such Products constitute Non-Conforming Products), provided that, notwithstanding EMCORE’s failure to take delivery of any such “aged” DMTX and LM Products, Fastrain shall continue to meet all of its obligations under this Agreement.
7.2.4 With respect to any excess aged inventory (including excess materials, components, work in process and finished goods) set forth on Schedule 5 attached hereto (a) originally purchased by Hytera in accordance with a Forecast prior to June 30, 2021 and subsequently purchased from Hytera by Fastrain or (b) obtained by Fastrain in connection with a Forecast and resulting from (i) any engineering change notice or Product end of life as notified to Fastrain by EMCORE, or (ii) any Purchase Order cancelled by EMCORE whose cancellation was not in connection with a breach of this Agreement by Fastrain, EMCORE shall be obligated to repurchase such excess aged inventory from Fastrain at cost if it has aged in inventory for over 180 days and does not have any anticipated usage in the subsequent 90 day period (based on EMCORE’s then-current Forecast). EMCORE and Fastrain shall discuss in good faith obligations with respect to other excess and obsolete inventory on an as-needed basis following execution of this Agreement, provided that EMCORE shall have no liability with respect to such inventory (except as specifically set forth in this Section 7.2.4) except on terms as may be mutually agreed in each party’s sole discretion.
7.3 Certain Obligations of EMCORE Concerning Defective Materials Provided by EMCORE
7.3.1 If any Products are determined to be defective Products (including any channel shift) due to defective laser or photodiode chips supplied by EMCORE and not due to any Fastrain manufacturing process or binning yield, EMCORE shall repurchase the relevant defective Products from Fastrain within twenty (20) Business Days following the end of the month in which Fastrain provides notice of such defective Products.
8.    Compliance with Laws.
8.1    Compliance. The Fastrain Parties and EMCORE shall at all times comply with all Laws applicable to this Agreement, each party's operation of its business and the exercise of its rights and performance of its obligations hereunder, including but not limited to Laws related to import and export, environment protection, health and safety, labor and employment, dangerous waste processing and intellectual property. Upon Fastrain or EMCORE's reasonable request, EMCORE or Fastrain shall provide the other Party with written certification of compliance with applicable Laws. Upon EMCORE's reasonable request, Fastrain shall provide EMCORE with (a) written certification of the origin of any ingredients or materials in the Products; and (b) any additional reasonably necessary information regarding the Products requested by EMCORE such that EMCORE may comply in a timely manner with its obligations under Law.
8.2    Permits, Licenses, and Authorizations. The Fastrain Parties shall obtain and maintain all Permits necessary for the exercise of its rights and performance of the Fastrain Party’s obligations under this Agreement, including any Permits required for the export of Products or the import of any raw materials and other manufacturing parts used in the production and manufacture of the Products, and the shipment of hazardous materials, as applicable.
9.    Representations and Warranties; Product Warranty.
9.1    Fastrain's Representations and Warranties. Each of Shenzhen Fastrain and HK Fastrain represents and warrants to EMCORE that:
(a)    Shenzhen Fastrain is a corporation duly organized, validly existing and in good standing under the Laws of the P.R.C., and HK Fastrain is a corporation duly organized, validly existing and in good standing under the Laws of Hong Kong S.A.R.;

(b)    it has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder;
(c)    the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by each of Shenzhen Fastrain and Fastrain HK, have been duly authorized by all necessary corporate action on the part of each of Shenzhen Fastrain and Fastrain HK;
(d)    the execution, delivery, and performance of this Agreement by each of Shenzhen Fastrain and Fastrain HK will not violate, conflict with, require consent under or result in any breach or default under (i) any of Shenzhen Fastrain’s and Fastrain HK’s organizational documents, (ii) any applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any material Fastrain Contract;
(e)    this Agreement has been executed and delivered by each of Shenzhen Fastrain and Fastrain HK and (assuming due authorization, execution and delivery by EMCORE) constitutes the legal, valid and binding obligation of each of Shenzhen Fastrain and Fastrain HK, enforceable against each of Shenzhen Fastrain and Fastrain HK in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors' rights generally or the effect of general principles of equity;
(f)    it has obtained all material licenses, authorizations, approvals, consents or permits required by applicable Laws to conduct its business generally and to exercise its rights and perform its obligations under this Agreement;
(g)    it is not insolvent and is paying all of its debts as they become due;
(h)    all financial information that it has provided to EMCORE is true and accurate and fairly represents each of Shenzhen Fastrain’s and Fastrain HK’s financial condition; and
(i)    it is not an Affiliate of either of SHCCL or Hytera HK.
9.2    EMCORE's Representations and Warranties. EMCORE represents and warrants to Fastrain that:
(a)    it is a corporation, duly organized, validly existing and in good standing under the laws of the New Jersey, USA;
(b)    it has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder;
(c)    the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by

EMCORE, have been duly authorized by all necessary corporate action on the part of EMCORE; and
(d)    the execution, delivery, and performance of this Agreement by EMCORE will not violate, conflict with, require consent under or result in any breach or default under (i) any of EMCORE's organizational documents, (ii) any applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any material EMCORE Contract; and
(e)    this Agreement has been executed and delivered by EMCORE and (assuming due authorization, execution, and delivery by Fastrain) constitutes the legal, valid and binding obligation of EMCORE, enforceable against EMCORE in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors' rights generally or the effect of general principles of equity.
(f)    it has obtained all material licenses, authorizations, approvals, consents or permits required by applicable Laws to conduct its business generally and to exercise its rights and perform its obligations under this Agreement;
(g)    it is not insolvent and is paying all of its debts as they become due; and
(h)    all financial information that it has provided to Fastrain is true and accurate and fairly represents EMCORE's financial condition.
9.3    Product Warranty. Fastrain warrants to EMCORE that (the "Product Warranty"):
(a)    for a period of five (5) years from the date of trans at the Delivery Location, the Products will:
(i)    conform, in all respects, to the Specifications, standards, drawings, samples, descriptions, quality requirements, performance requirements, statements of work confirmed by Fastrain, and fit, form and function requirements furnished, specified or approved by EMCORE for the Products and confirmed by Fastrain;
(ii)    conform with EMCORE's quality standards confirmed by Fastrain;
(iii)    be merchantable and free from defects, latent or otherwise;
(iv)    not infringe upon, violate or misappropriate the Intellectual Property Rights of any Person;
(v)    be fit and sufficient for the particular purpose intended by EMCORE and communicated to Fastrain before manufacture (and Fastrain acknowledges that it knows of EMCORE's intended use of the Products and that such Products have been selected, designed, manufactured or assembled by Fastrain based upon EMCORE's stated use and will be fit and sufficient for the particular purposes intended by EMCORE); and
(b)    each of the Products will be new (except Products repaired following return) and conveyed by Fastrain to EMCORE with good title, free and clear of all Encumbrances.
(c)    EXCLUSION. THE ABOVE WARRANTIES SHALL NOT APPLY TO ANY PRODUCTS WHICH HAVE BEEN MISUSED, DAMAGED, PLACED IN AN UNSUITABLE PHYSICAL OR OPERATING ENVIRONMENT OR MAINTAINED IMPROPERLY BY EMCORE OR CAUSED TO FAIL SOLELY AS A RESULT OF ANY COMPONENT, MATERIAL, PRODUCT OR SERVICE SUPPLIED BY EMCORE (OTHER THAN THE PURCHASED ASSETS, PROVIDED THAT EMCORE HAS NOT BREACHED ANY REPRESENTATION OR WARRANTY MADE IN THE NEW ASSET PURCHASE AGREEMENT); OR ANY PRODUCTS WITH A DEFECT SOLELY CAUSED BY THE DEFECTIVE WRITTEN EMCORE PROPERTY DESIGN. EXCEPT AS PROVIDED IN THIS SECTION, OR IN ANY OTHER PROVISION OF THIS AGREEMENT, FASTRAIN MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS HEREUNDER, INCLUDING ANY IMPLIED WARRANTIES RESPECTING MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
9.4    Additional Terms. The Product Warranty (a) is in addition to all other warranties, express, implied, statutory and common law, (b) extends to the Products' future performance, (c) survives for the warranty period Fastrain's delivery of the Products, EMCORE's receipt, inspection, acceptance, use of the Products and payment for the Products, and the termination or expiration of this Agreement, (d) inures to the benefit of EMCORE and its successors and permitted assigns, and (e) may not be excluded, limited or disclaimed by Fastrain. EMCORE's approval of Fastrain's materials, processes or similar requirements will not be construed to relieve Fastrain of any warranties, unless the Parties agreed otherwise. Any applicable statute of limitations on EMCORE's claims for breach of warranty will commence no earlier than the date on which EMCORE discovers or ought to discover the breach.
10.    Indemnification.
10.1    Indemnification. Subject to the terms and conditions of this Agreement, a party (as "Indemnifying Party") shall indemnify, defend and hold harmless the other Parties and their Representatives, Affiliates, officers, directors, employees, successors and permitted assigns (collectively, "Indemnified Parties") against any and all losses, damages, liabilities, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees, fees and the costs of enforcing any right to indemnification under this Agreement, incurred by any Indemnified Party (collectively, "Losses"), arising out or resulting from any third-party Claim or any direct Claim against Indemnifying Party alleging:
(a)    a breach or non-fulfillment of any of Indemnifying Party's representations, warranties, or covenants set forth in this Agreement;
(b)    any negligent or more culpable act or omission of Indemnifying Party or any of its Representatives (including any recklessness or willful misconduct) in connection with Indemnifying Party's performance under this Agreement;
(c)    any bodily injury, death of any Person or damage to real or tangible personal property caused by the willful or negligent acts or omissions of Indemnifying Party or any of its Representatives;
(d)    any failure by Indemnifying Party or its Personnel to comply with any applicable Laws; or
(e)    that any of Indemnifying Party's or its Personnel’s Intellectual Property used in the design or production of the Products, or that is embodied in the Products, infringes any Intellectual Property Right of a third party; provided, however, that, without limitation of anything contained in Section 10.2, Indemnifying Party has no obligations under this Section 10.1(e) with respect to Claims to the extent arising out of:
(i)    any Specifications, design, technology, raw materials, manufacturing parts or other materials provided by any Indemnified Party;
(ii)    Indemnified Party's marketing, advertising, promotion or sale or any product containing the Products;
(iii)    use of the Products, including use of the Products in combination with any products, materials or equipment supplied to EMCORE by a Person other than Indemnified Party or its authorized Representatives, if the infringement would have been avoided by the use of the Products or use of the Products not so combined;
(iv)    any modifications or changes made to the Products by or on behalf of any Person other than Indemnifying Party or its Representatives, if the infringement would have been avoided without such modification or change; or
(v)    goods (including Products), products or assemblies manufactured by Indemnified Party.
10.2    Exceptions and Limitations on Indemnification. The liability of each of Shenzhen Fastrain and HK Fastrain as an Indemnifying Party under the indemnification provision in Section 10.1 shall be joint and several. Notwithstanding anything to the contrary in this Agreement, Indemnifying Party is not obligated to indemnify or defend any Indemnified Party against any Claim or corresponding Losses resulting directly from Indemnified Party's or its Personnel's:
(a)    gross negligence or more culpable act or omission (including recklessness or willful misconduct); or
(b)    bad faith or intentional failure to comply with any of its obligations set forth in this Agreement.
11.    LIMITATION ON LIABILITY. EXCEPT FOR LIABILITY FOR BREACH OF CONFIDENTIALITY OR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EITHER PARTY OR ITS REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, INCLUDING ANY LOSS OF PROFITS, LOSS OF USE, DOWNTIME, LOSS OF SALES, LOSS OF FUTURE REVENUE, OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY, FOR ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE. EXCEPT FOR LIABILITIES ARISING UNDER SECTIONS 2, 3.2, 4.1, 5.2, 5.3, 6.7, 7.1.3, 7.1.4, 7.1.5, 7.1.6, 7.1.7, 7.1.8, 7.1.9, 8, 12, 13, 15 AND 16, THE AGGREGATE LIABILITY OF FASTRAIN FOR CLAIMS RELATING TO A SPECIFIC PURCHASE ORDER PLACED UNDER THIS AGREEMENT SHALL NOT EXCEED THE TOTAL AMOUNT TO BE PAID BY EMCORE TO FASTRAIN UNDER THE APPLICABLE PURCHASE ORDER. EACH PARTY’S AGGREGATE LIABILITY UNDER ALL SECTIONS OF THIS AGREEMENT SHALL NOT EXCEED AN AMOUNT EQUAL TO (I) US$7,021,366 PLUS (II) THE AGGREGATE DOLLAR VALUE OF ALL PURCHASE ORDERS THAT HAVE NOT BEEN FULFILLED IN THEIR ENTIRETY PURSUANT TO THE TERMS OF THIS AGREEMENT.
12.    Intellectual Property.
12.1    Ownership. Each of the Parties acknowledges and agrees that:
(a)    each Party retains exclusive ownership of its Background Intellectual Property Rights;
(b)    EMCORE does not transfer to Fastrain any of its Background Intellectual Property Rights, and Fastrain may not use any of EMCORE's Background Intellectual Property Rights other than to produce and supply Products to EMCORE hereunder;

(c)    Fastrain does not transfer to EMCORE any of Fastrain's Background Intellectual Property Rights, except that Fastrain grants to EMCORE and its customers the right to resell Products or incorporate Products purchased from Fastrain into finished goods and to sell such finished goods to its customers;
(d)    all Foreground Intellectual Property Rights will be owned by EMCORE;
(e)    Fastrain assigns to EMCORE all of the Fastrain Parties' right, title and interest in and to all Foreground Intellectual Property Rights, and, to the extent that any Foreground Intellectual Property Rights are copyrightable works or works of authorship (including computer programs, technical specifications, documentation, and manuals), the Parties agree that such works are "works made for hire" for EMCORE under applicable copyright Laws; and
(f)    The Fastrain Parties shall only use the Foreground Intellectual Property Rights to produce and supply Products to EMCORE.
12.2    Prohibited Acts. EMCORE and the Fastrain Parties shall not:
(a)    take any action that interferes with the other Party's Intellectual Property Rights, including such other Party's ownership or exercise thereof;
(b)    challenge any right, title or interest of the other Party in such other Party's Intellectual Property Rights (other than as specifically related to one party’s indemnification obligation to the other under Section 10.1(e);
(c)    make any claim or take any action adverse to such other Party's ownership of its Intellectual Property Rights;
(d)    register or apply for registrations, anywhere in the world, the other Party's Trademarks or any other Trademark that is similar to such other Party's Trademarks or that incorporates such Trademarks in whole or in confusingly similar part;
(e)    use any mark, anywhere, that is confusingly similar to the other Party's Trademarks;
(f)    misappropriate any of the other Party's Trademarks for use as a domain name without such other Party's prior written consent; or
(g)    alter, obscure or remove any of the other Party's Trademarks or trademark or copyright notices or any other proprietary rights notices placed on the products purchased under this Agreement (including Products), marketing materials or other materials.
13.    Confidentiality.

13.1    Scope of Confidential Information. From time to time during the Term, either Party (as the "Disclosing Party") may disclose or make available to the other Party (as the "Receiving Party") information about its business affairs, goods and services (including any Forecasts), confidential information and materials comprising or relating to Intellectual Property Rights, trade secrets, third-party confidential information and other sensitive or proprietary information. Such information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as "confidential" constitutes "Confidential Information" hereunder. Confidential Information does not include information that at the time of disclosure and as established by documentary evidence:
(a)    is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 13 by the Receiving Party or any of its Representatives;
(b)    is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;
(c)    was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party;
(d)    was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party's Confidential Information; or
(e)    is required to be disclosed pursuant to applicable Law.
13.2    Protection of Confidential Information. The Receiving Party shall, (x) for three years following the expiration or earlier termination of this Agreement for any Confidential Information that does not constitute a trade secret or (y) for any Confidential Information that constitutes a trade secret, for so long as the trade secret is maintained by the Disclosing Party:
(a)    protect and safeguard the confidentiality of the Disclosing Party's Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;
(b)    not use the Disclosing Party's Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and
(c)    not disclose any such Confidential Information to any Person, except to the Receiving Party's Representatives or Affiliates who need to know the Confidential

Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.
The Receiving Party shall be responsible for any breach of this Section 13 caused by any of its Representatives. At any time during or after the Term, at the Disclosing Party's written request, the Receiving Party and its Representatives shall, pursuant to Section 6.6(c), promptly return all Confidential Information and copies thereof that it has received under this Agreement. The Parties acknowledge that the Confidentiality Agreement, dated as of April 30, 2021, entered into between EMCORE and Fastrain (the "Confidentiality Agreement") remains in full force and effect. For so long as the Confidentiality Agreement remains in effect, in case of any discrepancy or ambiguity between the terms under this Section 13 and those contained in the Confidentiality Agreement, the terms of the Confidentiality Agreement shall prevail.
14.    Tangible Property.
14.1    Bailment.
(a)    All Equipment and other tangible property of every description, including supplies, materials, machinery, equipment, drawings, photographic negatives and positives, artwork, copy layout, electronic data and other items, furnished by EMCORE free of charge, either directly or indirectly, to Fastrain or any subcontractor to Fastrain in connection with or related to this Agreement, or for which Fastrain has been at least partially reimbursed by EMCORE (collectively, "Bailed Property") is and will at all times remain the property of EMCORE and be held by Fastrain on a bailment-at-will basis.
(b)    Only EMCORE has any right, title or interest in and to Bailed Property, except for Fastrain's limited right, subject to EMCORE's sole discretion, to use the Bailed Property in the performance of Fastrain's obligations under this Agreement. Fastrain shall not use the Bailed Property for any other purpose. Fastrain shall not commingle Bailed Property with the property of Fastrain or with that of a Person other than EMCORE or Fastrain and shall not move any Bailed Property from Fastrain's premises without the prior written approval by EMCORE. EMCORE may, at any time, for any reason and without payment of any kind, retake possession of any Bailed Property via a prior notice without the necessity of payment to Fastrain, or a hearing or a court order, which rights, if any, are waived by Fastrain. Upon EMCORE's request, Bailed Property will be immediately released to EMCORE or delivered to EMCORE by Fastrain. Fastrain's continued holding of Bailed Property after demand has been made by EMCORE for delivery will impair the value thereof, and, accordingly, EMCORE will be entitled to a court order of possession without any need or proving damages or a bond. To the fullest extent permitted by law, Fastrain shall not allow any Encumbrance to be imposed on or attach to the Bailed Property through Fastrain or as a result of Fastrain's action or inaction, and Fastrain hereby waives any Encumbrance that it may have or acquire in the Bailed Property.

(c)    Fastrain acknowledges and agrees that (a) unless otherwise agreed by EMCORE, EMCORE is neither the manufacturer of the Bailed Property nor the manufacturer's agent, (b) EMCORE will bail Bailed Property to Fastrain for the Parties’ benefit (if applicable), (c) Fastrain will inspect the Bailed Property and confirm that the Bailed Property is suitable and fit for its intended purposes, of which Fastrain is aware, and (d) EMCORE HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EITHER EXPRESS OR IMPLIED, AS TO THE FITNESS, CONDITION, MERCHANTABILITY, DESIGN OR OPERATION OF THE BAILED PROPERTY OR ITS FITNESS FOR ANY PARTICULAR PURPOSE. Notwithstanding the foregoing, if the bailment relationship described in this Section 14.1 is deemed to be a secured financing transaction, Fastrain grants to EMCORE a continuing security interest in any rights or interests it may have in the Bailed Property.
14.2    Tooling Orders.
(a)    Fastrain may not charge EMCORE for the cost of manufacturing or procuring any Tooling or other materials used in the production and sale of the Products unless EMCORE agrees in writing, which agreement EMCORE shall not unreasonably withhold, to reimburse Fastrain for Fastrain's actual reasonable costs of manufacturing or procuring such Tooling or other materials (a "Reimbursement Depreciation"). Payment for such Tooling or materials will be due only after (a) EMCORE receipt of such Tooling or materials required by EMCORE, which will be conducted at Fastrain's sole cost and expense, (b) EMCORE has successfully conducted a tooling audit in accordance with its requirements, for which it has informed Fastrain before making the Tooling or materials, and (c) Fastrain has provided to EMCORE detailed evidence documenting the actual costs incurred by Fastrain for such Tooling or materials, including copies of any invoice issued to Fastrain by any third party with respect thereto, or any other information reasonably requested by EMCORE with respect to such Tooling or materials (which may include CAD models and drawings) counted. EMCORE shall pay Fastrain only the actual cost of such Tooling or materials, not to exceed the authorized amount, if any, stated in the applicable Reimbursement Depreciation.
(b)    Such Tooling or other materials that are subject to a Reimbursement Depreciation provided by EMCORE will become Bailed Property (and title thereto will vest in EMCORE) immediately upon completion of all testing required by EMCORE (provided that EMCORE will not be relieved of its obligation to pay for such Tooling or materials in accordance with the terms of this Agreement) or, if earlier, any payment by EMCORE to Fastrain therefor. Any payments made by EMCORE for Bailed Property are expressly intended by EMCORE to be held for the benefit of any subcontractors or suppliers used by Fastrain to fabricate the Bailed Property that relates to such payments. EMCORE will not pay for any Tooling necessary for the production of sample products unless otherwise provided in the applicable Reimbursement Depreciation.

14.3    Maintenance; Risk of Loss. Fastrain shall bear reasonable risk of loss of and damage to Bailed Property. EMCORE shall, at its own expense, for the benefit of EMCORE, insure all Bailed Property with full and extended coverage for all losses, for its full replacement value, in accordance with the terms of Section 16. As and when it is commercially reasonable to do so, Fastrain shall bear the cost and expense, maintain, repair, refurbish and replace Bailed Property, unless otherwise agreed by EMCORE after good faith discussion. All replacement parts, additions, improvements, and accessories for such Bailed Property will automatically become EMCORE's property upon their incorporation into or attachment to the Bailed Property. All replacements of Bailed Property will also be EMCORE's property. Fastrain shall replace any missing components of or inserts to any Bailed Property.
14.4    Inventory. Fastrain will maintain a written inventory of all Bailed Property that sets forth a description and the location of all Bailed Property, and provide a copy of this inventory to EMCORE upon request. Fastrain shall mark all Bailed Property permanently and conspicuously to identify it as the property of EMCORE, and indicate EMCORE's name during the period of Term. Fastrain shall immediately sign any documents reasonably requested by EMCORE to evidence all of EMCORE's rights to and interests in Bailed Property. Fastrain grants to EMCORE a limited and irrevocable power of attorney, coupled with an interest, to execute and record on Fastrain's behalf any documents with respect to Bailed Property that EMCORE determines are reasonably necessary to reflect EMCORE's interest in the Bailed Property.
14.5    Fastrain's Property. Unless EMCORE otherwise agrees in writing to be liable for related expenses, Fastrain, at its sole expense, shall furnish, keep in good condition, and replace in its sole determination when necessary all Equipment and other items necessary or helpful for the production of the Products (excluding Bailed Property, "Fastrain's Property"). Fastrain shall insure Fastrain's Property with full and extended coverage for all losses, for its full replacement value, in accordance with the terms of Section 16.
15.    Inspection and Audit Rights. Fastrain hereby grants to EMCORE and its authorized Representatives access to Fastrain's premises used in production of the Products and all pertinent documents and other information about Products, whether stored in tangible or intangible form, including any books, records and accounts, in any way related to Fastrain's performance under this Agreement (including Fastrain’s processes and procedures), Products, Bailed Property or any payment or other transaction occurring in connection with this Agreement, for the purpose of auditing Fastrain's compliance with the terms of this Agreement, including Fastrain's charges for Products, or inspecting or conducting an inventory of finished Products, work-in-process or raw-material inventory (other than the information forbidden or restrained by Governmental Authorities or Laws, or related personal information). Fastrain agrees to cooperate fully with EMCORE in connection with any such audit or inspection in necessary scope. Fastrain shall maintain, during the Term and for a period of three years after the Term, complete and accurate books and records and any other financial information. Fastrain shall segregate its records and otherwise cooperate with EMCORE so as to facilitate any audit by EMCORE. Fastrain shall reimburse EMCORE for all additional amounts paid by EMCORE associated with errors discovered during an audit after confirmation. EMCORE shall pay Fastrain for all lesser amounts paid by EMCORE associated with errors discovered during an audit after confirmation. If reasonably requested by EMCORE, Fastrain shall use its best efforts to permit EMCORE and its Representatives to obtain from subcontractors or other suppliers to Fastrain the information and permission to conduct the reviews specified with respect to Fastrain in this Section 15.
16.    Insurance. During the Term and for a period of one year thereafter, Fastrain and any subcontractor performing services under this Agreement shall, at its own expense, maintain and carry in full force and effect commercial general liability insurance (including property insurance), all-risk property insurance covering all of Fastrain's (or the applicable subcontractor’s) material Property, including Equipment and inventory, for its full replacement value, with financially sound and reputable insurers. Upon EMCORE's reasonable request, Fastrain (or the applicable subcontractor) shall provide EMCORE with a certificate of insurance evidencing the insurance coverage specified in this Section.
17.    Miscellaneous.
17.1    Further Assurances. Upon a Party's reasonable request and after good faith discussion, the other Party shall bear the cost and expense to execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.
17.2    Relationship of the Parties. The relationship between Fastrain and EMCORE is solely that of vendor and vendee and they are independent contracting parties. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party who is not a Party to this Agreement.
17.3    Entire Agreement. This Agreement, including and together with any related exhibits, schedules and the applicable terms of any Purchase Orders and the other Transaction Documents, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.
17.4    Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of the Parties contained herein will survive for any agreed period the expiration or earlier termination of this Agreement; and (b) rights and obligations arising from Sections 1, 5, 6.6, 6.7, 9.3, 9.4, 10, 11, 12, 13 and 17 of this Agreement, in order to give proper effect to its intent, should survive such expiration or termination, will survive the expiration or earlier termination of this Agreement. All other provisions of this Agreement will not survive the expiration or earlier termination of this Agreement.

17.5    Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a "Notice") must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this section). All Notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Notwithstanding the foregoing, solely for the purposes of Sections 3.2, 3.5(b) and 7.1.2, notice by email to an individual designated in writing by the receiving Party (with confirmation of transmission) will satisfy the requirements of this Section 17.5. Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section. Each Party shall written inform the other Party in time once the below address changes.

Notice to Fastrain:	Room 401, Plant No. 2, Baolong 4th Rd., Longgang District, Shenzhen, China
Email: may.si@fastrain.com
Attention: Shenzhen Fastrain Technology Co., Ltd.
Notice to EMCORE:	EMCORE Corporation Attn: General Counsel 2015 Chestnut St. Alhambra, CA 91803
Email: legal@emcore.com
17.6    Interpretation. For purposes of this Agreement: (a) the words "include," "includes" and "including" is deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments, and appendices mean the sections of, and exhibits, schedules, attachments and appendices attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments, and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.
17.7    Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.
17.8    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability does not affect any other term or provision of this Agreement. Upon a determination that any term or provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
17.9    Amendment and Modification. No amendment to, or rescission, termination or discharge of, this Agreement is effective unless it is in writing and signed by an authorized Representative of each Party.
17.10    Waiver.
(a)    No waiver under this Agreement is effective unless it is in writing and signed by an authorized representative of the Party waiving its right.
(b)    Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion.
(c)    None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege or condition arising from this Agreement:
(i)    any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement; or
(ii)    any act, omission or course of dealing between the Parties.
17.11    Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.
17.12    Equitable Remedies. Each Party acknowledges and agrees that (a) a breach by such Party of any of its obligations under Section 13 would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and (b) in the event of a breach by such Party of any such obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to such Party at law, at equity or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court or tribunal of competent jurisdiction, without any requirement to post a bond or other security, and with requirements to prove actual damages or that monetary damages will not afford an adequate remedy. Each Party agrees that such Party will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court or tribunal of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 17.12.
17.13    Assignment. Each Party may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party. Each Party may assign any of its rights or delegate any of its obligations to any Affiliate or to any Person acquiring all or substantially all of the Party's assets after the above written consent approval of the other Party. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement.
17.14    Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.
17.15    No Third-Party Beneficiaries. Except as expressly set forth in the second sentence of this Section 17.15, this Agreement benefits solely the parties to this Agreement and their respective permitted successors and permitted assigns. The Parties hereby designate each Indemnified Party as a third-party beneficiary of Section 10.1, each EMCORE Party as third-party beneficiaries of Section 9.3, each Fastrain Party as third-party beneficiaries of Section 5.6, each EMCORE Party and Fastrain Party as a third-party beneficiary of Section 5.7, having the right to enforce such Sections. Except as otherwise provided in this Agreement, a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act (Chapter 53B of Singapore) to enforce any term of this Agreement. This does not affect any right or remedy of a third party which exists, or is available, apart from the said act.
17.16    Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, a "Dispute"), shall be submitted for negotiation and resolution to the General Manager of Fastrain (or to such other person of equivalent or superior position designated by Fastrain in a written Notice to EMCORE) and the SVP, Operations of EMCORE (or to such other person of equivalent or superior position designated by EMCORE in a written Notice to Fastrain), by delivery of written Notice (each, a "Dispute Notice") from either of the Parties to the other Party. Such persons shall negotiate in good faith to resolve the Dispute. If the Parties are unable to resolve any Dispute within 30 days after delivery of the applicable Dispute Notice, either Party may initiate proceedings in accordance with the provisions of Section 17.17 hereunder.
17.17    Governing Law; Submission to Jurisdiction. This Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the Laws of Singapore, without regard to the conflict of laws provisions thereof. The Parties agree that the United Nations Convention on Contracts for the International Sale of Products does not apply to this Agreement. Any Dispute arising out of, in connection with or relating to this Agreement, the New Asset Purchase Agreement or the transactions contemplated hereby or thereby, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it, shall be referred to and finally resolved by arbitration in Singapore administered by the Singapore International Arbitration Centre in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this clause. The arbitration shall be conducted in English, and the seat of arbitration shall be Singapore. Each party irrevocably submits to the exclusive jurisdiction of such arbitration in any such action, proceeding or dispute.
17.18     Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy that may arise under this Agreement, including any exhibits, schedules, attachments, and appendices attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, where applicable, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including any exhibits, schedules, attachments, and appendices attached to this Agreement, or the transactions contemplated hereby. Each Party certifies and acknowledges that (a) no Representative of the other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.
17.19    Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together is deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement, if the party sending such e-mail or other means of electronic transmission has received express confirmation that the recipient party received the Agreement (not merely an automatic email reply).
17.20    Force Majeure. Any delay or failure of either Party to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond such Party's control, without such Party's fault or negligence and that by its nature could not have been foreseen by such Party or, if it could have been foreseen, was unavoidable (which events may include natural disasters, embargoes, explosions, riots, infectious disease, wars or acts of terrorism) (each, a "Force Majeure Event"). Fastrain's financial inability to perform, changes in cost or availability of materials, components or services, market conditions or supplier actions or contract disputes and EMCORE's financial inability to perform, market conditions, customer actions or contract disputes will not excuse performance by Fastrain and EMCORE under this Section 17.20. A Party shall give the other Party prompt written Notice of any event or circumstance that is reasonably likely to result in a Force Majeure Event and the anticipated duration of such Force Majeure Event. Each Party shall use all diligent efforts to end the Force Majeure Event, ensure that the effects of any Force Majeure Event are minimized and resume full performance under this Agreement. During any Force Majeure Event, EMCORE may, at its option (a) purchase Products from other sources and reduce the quantities hereunder by such quantities without liability to Fastrain, and require Fastrain to reimburse EMCORE for any reasonable additional costs to EMCORE of obtaining the substitute goods compared to the Prices for such Products under this Agreement, (b) require Fastrain to deliver to EMCORE all finished Products, work in process or parts and materials produced or acquired for work under this Agreement as are within the capabilities of Fastrain and at the Prices for the Products hereunder or following further negotiation under the premise of capacity, or (c) require Fastrain to provide Products from other sources in quantities and at a time determined by both Parties and at the Prices for the Products hereunder. If requested by either Party, the other Party shall, within 10 days of such request, provide adequate assurances that a Force Majeure Event will not exceed 60 days. If the delay due to the Force Majeure lasts more than 180 days, EMCORE or Fastrain may immediately terminate this Agreement upon written notice to the other Party. The rights granted to Fastrain and EMCORE with respect to excused delays or failure to perform under this Section 17.20 are intended to limit Fastrain's and EMCORE’s liabilities under theories of force majeure, commercial impracticability, impracticability or impossibility of performance, or failure of presupposed conditions or otherwise.
17.21    No Public Announcements or Trademark Use. Unless expressly permitted under this Agreement, neither Party shall either:
(a)    make any statement (whether oral or in writing) in any press release, external advertising, marketing or promotion materials regarding the subject matter of this Agreement, the other Party or its business unless:
(i)    it has received the express written consent of the other Party, not to be unreasonably withheld or delayed; or
(ii)    it is required to do so by Law or under the rules of any stock exchange to which it is subject.
(b)    use any of the other Party's Trademarks without the prior written consent of the other Party.
Fastrain acknowledges and agrees that EMCORE is entitled to (without further consent of Fastrain) and intends to disclose publicly this Agreement, and the terms set forth in this Agreement and the Transaction Documents, by filing the Agreement and, if applicable, the Transaction Documents on a Current Report on Form 8-K (and any amendments thereto) with the U.S. Securities and Exchange Commission. EMCORE acknowledges and agrees that Fastrain is entitled to (without further consent of Buyers) and intends to disclose publicly some content of this Agreement and the Transaction Documents in accordance with the rules of the securities law of P.R.C and Shenzhen Stock Exchange.
(signature page follows)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

SHENZHEN FASTRAIN TECHNOLOGY CO., LTD.
By: /s/ Yao Pei Xin Name: Yao Pei Xin Title: Chairman
HONG KONG FASTRAIN COMPANY LIMITED
By: /s/ Yao Pei Xin Name: Yao Pei Xin Title: Director

EMCORE CORPORATION
By: /s/ Jeffrey Rittichier Name: Jeffrey Rittichier Title: President and CEO